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                                                              Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL OF TENDER


    If you previously elected to accept NetIQ Corporation's offer to exchange your options, but you would like to change your decision and withdraw your tender, you must sign this Notice of Withdrawal and return it to us on or before 5:00 p.m., Pacific Time, on Thursday, June 7, 2001, unless the offer is extended. If you have questions, please contact Debra Randall at (408) 856-3116.


To NetIQ Corporation:

   I previously received a copy of the Offer to Exchange (dated May 7, 2001) and the Letter of Transmittal. I signed and returned the Letter of Transmittal, in which I chose to accept NetIQ Corporation's offer to exchange my options. I now wish to withdraw my tender. I understand that by signing this Notice of Withdrawal and delivering it to you, I will be withdrawing my previous acceptance of the offer. I have read and understand all of the terms and conditions of the offer to exchange options, including the consequences of a withdrawal.

   I understand that in order to withdraw, I must sign, date and deliver this Notice of Withdrawal to you on or before 5:00 p.m., Pacific Time, on Thursday, June 7, 2001, or if NetIQ Corporation extends the deadline to exchange options, before the extended expiration of the offer.

   By rejecting the offer to exchange options, I understand that I will not receive any new options and I will keep my old options (with the same exercise price as before). These options will continue to be governed by the stock option plan(s) under which they were granted and existing option grant documents between NetIQ Corporation and me.

   I have completed and signed the following exactly as my name appears on my original Letter of Transmittal.

   I do not accept the offer to exchange options.

[X] ___________________________________________________________________________
                                   Signature

Date:  , 2001

Name: _________________________________________________________________________
                                (Please Print)

Tax ID/Social Security No.: ___________________________________________________